DATE OF ISSUE | CERTIFICATE NUMBER | RUN/TFR. NO. | REGISTER | NUMBER OF SHARE(S)

GDS万国数据

GDS Holdings Limited

(A company controlled through weighted voting rights and incorporated in the Cayman Islands with limited liability)

CLASS A SHARE CERTIFICATE
HONG KONG SHARE REGISTER

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID CLASS A ORDINARY SHARE(S) OF NOMINAL VALUE US$0.00005 PER SHARE IN THE SHARE CAPITAL OF GDS HOLDINGS LIMITED (THE "COMPANY") AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

CODE:

NUMBER OF SHARE(S):

GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE STATED ABOVE.

DIRECTOR

NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE.
HONG KONG SHARE REGISTRAR: COMPUTERSHARE HONG KONG INVESTOR SERVICES LIMITED, SHOPS 1712-1716, 17TH FLOOR, HOPEWELL CENTRE, 183 QUEEN'S ROAD EAST, WANCHAI, HONG KONG.